Exhibit 3.1

Number      562659

Certificate of Incorporation

I hereby certify that

CORTENDO PUBLIC LIMITED COMPANY

is this day incorporated under

the Companies Acts 1963 to 2013,

and that the company is Limited.

Given under my hand at Dublin, this

Tuesday, the 26th day of May, 2015

for Registrar of Companies

Number      562659

Certificate of Incorporation

on change of name

I hereby certify that

CORTENDO PUBLIC LIMITED COMPANY

having, by a Special Resolution of the Company,

and with the approval of the Registrar of Companies,

changed its name, is now incorporated as a

Public Limited Company

under the name

STRONGBRIDGE BIOPHARMA PUBLIC LIMITED COMPANY

and I have entered such name on the Register accordingly.

Given under my hand at Dublin, this

Friday, the 4th day of September, 2015

for Registrar of Companies